Exhibit 10.33

RF Monolithics, Inc.

ID: 75-1638027

4441 Sigma Rd.

Dallas, TX 75244

RF MONOLITHICS, INC.

1999 EQUITY INCENTIVE PLAN

NOTICE OF GRANT OF NONSTATUTORY STOCK OPTIONS

AND GRANT AGREEMENT

You have been granted stock options subject to the RF Monolithics, Inc. 1999 Equity Incentive Plan, a copy of which is attached. Details of the grant are as follows:

Name of Optionee:	ID:

Address of Optionee:

No. of Shares Granted:	Grant No.

Option Price Per Share:*****$ *****	Total Price of Shares Granted: $

Date of Grant:	Expiration Date:

Exercise Schedule (Cumulative):

Date(s) of Exercisability	No. of Shares as to Which Option Becomes Exercisable

The undersigned optionee acknowledges (i) receipt of the Notice of Grant of Nonstatutory Stock Options and Grant Agreement (Notice) and the attachment referenced herein and agrees to all the terms and conditions with respect to this award as set forth in this Notice and the 1999 Equity Incentive Plan (Plan) and (ii) that, as of the date of grant, the Notice and Plan set forth the entire understanding between the undersigned optionee and RF Monolithics, Inc. regarding the optionee’s future right to receive stock in the Company and supersedes all prior and written agreements on that subject.

RF Monolithics, Inc.	Optionee:
By: Farlin A. Halsey

Date:	Date:

This grant is in connection with and in furtherance of the Company’s compensatory benefit plan for participation of the Company’s employees or consultants under the 1999 Equity Incentive Plan (the “Plan”). This grant is not intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your option are as follows:

1. VESTING. Subject to the limitations contained herein, the right to purchase shares will vest (the option will become exercisable) according to the vesting schedule set forth on page one (1) of this Agreement. If your employment with the Company is terminated for any reason prior to any such vesting date, this option shall terminate with respect to any unvested shares.

2. EXERCISE PRICE AND METHOD OF PAYMENT.

(a) Exercise Price. The exercise price, per share, of this option is as stated on page one (1) of this Agreement and is not less than 100% of the fair market value of the Common Stock on the date of grant of this option.

(b) Method of Payment. Payment of the exercise price per share is due in full upon exercise of all or any part of each installment which has accrued to you. You may elect, to the extent permitted by applicable statutes and regulations, to make payment of the exercise price under one of the following alternatives:

(i) Payment of the exercise price per share in cash (including check) at the time of exercise; or

(ii) in the Company’s sole discretion, payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

3. WHOLE SHARES. This option may not be exercised for any number of shares which would require the issuance of anything other than whole shares.

4. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, this option may not be exercised unless the shares issuable upon exercise of this option are then registered under the Securities Act or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.

5. TERM. The term of this option commences on the date of grant, and expires on                      (the “Expiration Date”), unless this option expires sooner as set forth below or in the Plan. In no event may this option be exercised on or after the Expiration Date. This option shall terminate prior to the Expiration Date as follows: three (3) months after the termination of your Continuous Service as an Employee, Director or Consultant with the Company or an Affiliate of the Company unless one of the following circumstances exists:

(a) Your termination of Continuous Service as an Employee, Director or Consultant is due to your permanent and total disability (within the meaning of Section 422(c)(6) of the Code). This option will then expire on the earlier of the Expiration Date set forth above or twelve (12) months following such termination of Continuous Service as an Employee, Director or Consultant.

(b) Your termination of Continuous Service as an Employee, Director or Consultant is due to your death or your death occurs within three (3) months following your termination of Continuous Service as an Employee, Director or Consultant for any other reason. This option will then expire on the earlier of the Expiration Date set forth above or eighteen (18) months after your death.

(c) If during any part of such three (3) month period you may not exercise your option solely because of the condition set forth in paragraph 4 above, then your option will not expire until the earlier of the Expiration Date set forth above or until this option shall have been exercisable for an aggregate period of three (3) months after your termination of Continuous Service as an Employee, Director or Consultant.

(d) If your exercise of the option within three (3) months after termination of your Continuous Service as an Employee, Director or Consultant with the Company or with an Affiliate of the Company would result in liability under section 16(b) of the Securities Exchange Act of 1934, then your option will expire on the earlier of (i) the Expiration Date set forth above, (ii) the tenth (10th) day after the last date upon which exercise would result in such liability or (iii) six (6) months and ten (10) days after the termination of your Continuous Service as an Employee, Director or Consultant with the Company or an Affiliate of the Company.

However, this option may be exercised following termination of Continuous Service of an Employee, Director or Consultant only as to that number of shares as to which it was exercisable on the date of termination of Continuous Service of an Employee, Director or Consultant under the provisions of paragraph 2 of this option.

6. EXERCISE.

(a) This option may be exercised, to the extent specified above, by delivering a notice of exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require pursuant to Section 6 of the Plan.

(b) By exercising this option you agree that:

(i) as a precondition to the completion of any exercise of this option, the Company may require you to enter an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (A) the exercise of this option; (B) the lapse of any substantial risk of forfeiture to which the shares are subject at the time of exercise; or (C) the disposition of shares acquired upon such exercise; and

(ii) you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of this option that occurs within two (2) years after the date of this option grant or within one (1) year after such shares of Common Stock are transferred upon exercise of this option.

7. TRANSFERABILITY. This option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

8. AGREEMENT NOT A SERVICE CONTRACT. This Agreement is not an employment contract and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company, or of the Company to continue your employment with the Company. In addition, nothing in this Agreement shall obligate the Company or any Affiliate of the Company, or their respective stockholders, Board of Directors, officers or employees to continue any relationship which you might have as a Director or Consultant for the Company or Affiliate of the Company.

9. NO STOCKHOLDER RIGHTS BEFORE EXERCISE. No person shall have any of the rights of a stockholder of the Company with respect to any share subject to the option grant until the shares are actually issued to him/her upon exercise of the option.

10. Notices. Any notices provided for in this Agreement or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified on page one (1) of this Agreement or at such other address as you hereafter designate by written notice to the Company.

11. GOVERNING PLAN DOCUMENT. This Agreement is subject to all the provisions of the Plan, a copy of which is attached hereto and its provisions are hereby made a part of this option, including without limitation the provisions of Section 6 of the Plan relating to Agreement provisions, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control.

ATTACHMENTS:     1999 Equity Incentive Plan

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